Exhibit 99.1

Blueknight Announces Fourth Quarter and Full Year 2021 Results

Highlights

•	Executed transformation to pure-play infrastructure terminalling company, advancing strategy and enhancing liquidity for growth
•	Fourth quarter and full year 2021 income from continuing operations of $8.9 million and $34.8 million, respectively, up 6% and 21% year-over-year
•	Fourth quarter 2021 Adjusted EBITDA of $13.9 million, total leverage ratio of 1.84 times, distribution coverage of 1.46 times on all distributions
•	Met or exceeded full year 2021 financial guidance targets with Adjusted EBITDA of $54.2 million and Distributable Cash Flow of $44.4 million, up 9% and 15% year-over-year, respectively
•	In December 2021, announced two new growth projects with combined initial capital requirements of approximately $15.0 million and potential future expansion opportunities ranging between $5.0 million and $10.0 million
•	In January 2022, announced a 6.25% increase to fourth quarter 2021 common unit distribution rate versus prior quarter

TULSA – March 8, 2022 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the fourth quarter and full year ended December 31, 2021. Income from continuing operations was $8.9 million in the fourth quarter of 2021, compared to $8.4 million for the same period in 2020. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) from continuing operations was $13.9 million in the fourth quarter of 2021 compared to $13.6 million for the same period in 2020. The year-over-year increase was due to higher asphalt terminalling services operating margin, excluding depreciation and amortization, and continued improvements in general and administrative expense after excluding non-recurring legal and professional fees.

“Looking back over 2021, I am proud of Blueknight and our team’s ability to execute the strategy and vision we communicated to our investors over the course of the year,” commented Andrew Woodward, Chief Executive Officer. “We achieved a number of milestones across multiple fronts, namely successfully exiting the crude oil business, refinancing our credit facility, initiating growth with two new announced projects, increasing our common unit distribution, and exceeding our guidance targets. The confidence I have in our strategy is reinforced by our successful transformation of the business, recent track record, and improved financial flexibility.”

FINANCIAL PERFORMANCE

Fourth quarter 2021 total operating margin, excluding depreciation and amortization, was $16.8 million, up 2% compared to the same period in 2020 as higher fixed-fee, take-or-pay revenue and favorable operating expenses excluding utilities offset lower variable throughput revenue based on a seasonally strong fourth quarter of 2020 in certain operating regions. General and administrative expense in the fourth quarter of 2021 was $3.3 million, excluding approximately $0.7 million in non-recurring legal and professional fees related to the conflicts committee’s ongoing review of the Ergon buyout offer.

Full year 2021 total operating margin, excluding depreciation and amortization, was $63.1 million, up 4% compared to the same period in 2020. Total asphalt volumes increased 2% during 2021 and total revenue increased to $115.4 million, with approximately 94% categorized as fixed-fee, take-or-pay revenue after excluding variable cost recovery revenue. Total variable throughput and other revenue of $5.7 million was in-line with the same period in 2020. Full year 2021 income from continuing operations included approximately $2.2 million in non-recurring other income related to insurance claim recoveries.

CASH FLOW AND BALANCE SHEET

Fourth quarter 2021 Distributable Cash Flow from continuing operations was $11.8 million compared to $11.3 million for the same period in 2020. The 4% increase was attributable to improved business performance and lower cash interest expense. The coverage ratio on all distributions was 1.46 times for the fourth quarter of 2021 versus 1.40 times for the same period in 2020. The coverage ratio on common unit distributions was 3.00 times for the fourth quarter of 2021 versus 2.87 times for the same period in 2020. Net maintenance capital expenditures were $1.4 million during the fourth quarter of 2021.

Full year 2021 Distributable Cash Flow from continuing operations was $44.4 million, up 15% compared to $38.8 million for the same period in 2020. The coverage ratio on all distributions was 1.38 times for the full year 2021 versus 1.20 times for the same period in 2020. The coverage ratio on common unit distributions was 2.74 times for the full year 2021 versus 1.92 times for the same period in 2020. Net maintenance capital expenditures were $6.3 million during 2021.

As of December 31, 2021, total debt was $98.0 million, and the leverage ratio was 1.84 times, versus 3.83 times as of December 31, 2020. Total availability under the credit facility was $201.4 million at the end of 2021.

As of March 1, 2022, total debt was $110.0 million and total cash was $1.1 million.

ERGON BUYOUT OFFER

During the fourth quarter of 2021, Ergon Inc., (“Ergon”) filed an amendment to its Schedule 13D with the Securities and Exchange Commission disclosing that Ergon made a non-binding proposal to the Board, pursuant to which Ergon would acquire all the outstanding common and preferred units of the Partnership not already owned by Ergon and its affiliates.

The conflicts committee of the Board, which is composed solely of Blueknight’s three independent directors, has retained independent financial and legal advisors to assist in their evaluation and negotiation of the offer, which is still ongoing.

The transaction would be subject to a number of contingencies, including the approval of the conflicts committee, the approval by the Partnership’s unitholders, and the satisfaction of any conditions to the consummation of a transaction set forth in any definitive agreement concerning the transaction. There can be no assurance that a definitive agreement will be executed or that any transaction will materialize.

2022 OUTLOOK

Subsequent to year-end, Blueknight closed its previously announced asphalt terminal and industrial park acquisition in January 2022 and received all permitting and regulatory approvals necessary to proceed with its East Coast organic expansion project in February 2022.

For 2022 guidance, Blueknight anticipates the following:

•	Adjusted EBITDA expected to be approximately 2% higher year-over-year, excluding any impact from recently announced growth projects and $2.2 million of non-recurring other income recognized during 2021
•	Recently announced growth projects involving approximately $15.0 million of initial growth capital funded throughout 2022 and expected to contribute a combined incremental run-rate EBITDA of approximately $2.0 million per year upon completion
•	Total maintenance capital expenditures expected to be between $5.5 million and $6.5 million
•	Maintaining long-term targets for total leverage of 3.5 times and coverage of 1.3 times or greater on all distributions

CONFERENCE CALL DETAILS

The Partnership will discuss fourth quarter and full year 2021 results during a conference call tomorrow, Wednesday, March 9, 2022, at 10:00 a.m. CST (11:00 a.m. EST). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the “Investors” section of the Partnership’s website.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the Securities and Exchange Commission on March 9, 2022.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three and twelve months ended December 31, 2020 and 2021 (in thousands, except per unit data):

	Three Months ended December 31,		Twelve Months ended December 31,
	2020	2021	2020	2021

Fixed fee revenue	$24,056	$24,408	$91,879	$97,603
Variable cost recovery revenue	2,928	3,408	12,664	12,066
Variable throughput and other revenue	2,825	2,427	5,702	5,748
Total revenue	29,809	30,243	110,245	115,417
Operating expenses, excluding depreciation and amortization	(13,261)	(13,432)	(49,396)	(52,312)
Total operating margin, excluding depreciation and amortization	16,548	16,811	60,849	63,105

Depreciation and amortization	3,091	2,971	13,416	11,891
General and administrative expense	3,681	3,981	14,182	13,902
Loss on disposal of assets	316	66	67	195
Operating income	9,460	9,793	33,184	37,117
Other income (expenses):
Other income	199	86	1,169	2,615
Interest expense	(1,248)	(948)	(5,665)	(4,944)
Provision for income taxes	6	-	7	(30)
Income from continuing operations	8,417	8,931	28,695	34,758
Income (loss) on discontinued operations(1)	(37,642)	67	(42,175)	75,772
Net income (loss)	$(29,225)	$8,998	$(13,480)	$110,530

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(462)	$142	$(213)	$1,751
Preferred interest in net income	$6,279	$6,150	$25,115	$24,824
Net income (loss) available to limited partners	$(35,042)	$2,706	$(38,382)	$83,955

Basic and diluted net income (loss) from discontinued operations per common unit	$(0.87)	$-	$(0.98)	$1.74
Basic and diluted net income from continuing operations per common unit	0.05	0.06	0.07	0.22
Basic and diluted net income (loss) per common unit	$(0.82)	$0.06	$(0.91)	$1.96

Weighted average common units outstanding - basic and diluted	41,199	41,523	41,104	41,484

(1)	On December 21, 2020, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments. The sales of these segments closed in the first quarter of 2021. As such, these segments are presented as discontinued operations in the Partnership’s financial statements.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations, and total operating margin, excluding depreciation and amortization. Adjusted EBITDA from continuing operations is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. Distributable Cash Flow from continuing operations is defined as Adjusted EBITDA from continuing operations minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above. Where references are pro forma, forward-looking, preliminary, or prospective in nature, and not based on historical fact, this press release does not provide a reconciliation. The Partnership could not provide such a reconciliation without unreasonable efforts because such Adjusted EBITDA numbers are estimations, approximations, and/or ranges. In addition, it would be difficult for the Partnership to present a detailed reconciliation due to many unknown variables possibly affecting the reconciliation. For the same reasons, the Partnership is unable to address the probable significance of the unavailable information, which could be material to future results.

The following table presents a reconciliation of Adjusted EBITDA from continuing operations and Distributable Cash Flow from continuing operations to income from continuing operations for the periods shown (in thousands, except ratios):

	Three Months ended December 31,		Twelve Months ended December 31,
	2020	2021	2020	2021
Income from continuing operations	$8,417	$8,931	$28,695	$34,758
Interest expense	1,248	948	5,665	4,944
Income taxes	(6)	-	(7)	30
Depreciation and non-cash amortization	3,091	2,968	13,416	11,878
Non-cash equity-based compensation	150	302	801	863
Loss on disposal of assets	316	66	67	195
Other	356	684	1,053	1,492
Adjusted EBITDA from continuing operations	$13,572	$13,899	$49,690	$54,160
Cash paid for interest	(1,042)	(730)	(4,689)	(3,401)
Cash paid for income taxes	18	10	(20)	(30)
Maintenance capital expenditures, net of reimbursable expenditures	(1,208)	(1,357)	(6,176)	(6,282)
Distributable cash flow from continuing operations	$11,340	$11,822	$38,805	$44,447
Less: Distributions declared on preferred units	(6,379)	(6,249)	(25,518)	(25,008)
Distributable cash flow available for common unit distributions	$4,961	$5,573	$13,287	$19,439

Distributions declared on common units	$1,727	$1,856	$6,914	$7,105
Distributions declared on preferred units	6,379	6,249	25,518	25,008
Total Distributions declared	$8,106	$8,105	$32,432	$32,113

Coverage ratio - common unit distribution	2.87	3.00	1.92	2.74
Coverage ratio - all distributions	1.40	1.46	1.20	1.38

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com